Exhibit 5.1

STIKEMAN ELLIOTT

Stikeman Elliott LLP Barristers & Solicitors

1155 René-Lévesque Blvd. West, 40th Floor, Montreal, Quebec, Canada H3B 3V2

Tel: (514) 397-3000 Fax:(514)397-3222 www.stikeman.com

April 26, 2006

BIRKS & MAYORS INC.

1240 Square Phillips

Montreal, Quebec

Canada

H3B 3H4

Birks & Mayors Inc. (the “Company”)

Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished to the Company in connection with the Registration Statement (the “Registration Statement”) on Form S-8 filed today by the Company with the Securities and Exchange Commission (the “Commission”) for the purpose of registering under the United States Securities Act of 1933, as amended (the “Securities Act”) 490,790 Class A voting shares, without nominal or par value, of the Company’s share capital (the “Plan Shares”) which may be issued by the Company to participants in the Mayor’s Jewelers, Inc. 1991 Amended Stock Option Plan, the Mayor’s Jewelers, Inc. 2004 Long-Term Incentive Plan and the Mayor’s Jewelers, Inc. Employee Stock Purchase Plan (collectively, the “Plans”) upon exercise of the options or other awards issued thereunder.

In connection with the opinion hereafter expressed, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Plans and such other documents, papers, instruments, certificates of public officials and corporate records, including the Company’s restated certificate and articles of incorporation dated November 14, 2005 as we have deemed necessary as a basis for the opinion set forth herein. We have relied as to factual matters on certificates or other documents furnished by the Company or the Company’s officers and by governmental authorities and upon such other documents and data that we have deemed appropriate. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the legal capacity of all persons executing such documents, the conformity to original documents

STIKEMAN ELLIOTT

of all documents submitted to us as copies, and the truth and correctness of any representations and warranties contained therein.

Our opinion expressed below is limited to the laws of the Province of Quebec and the federal laws of Canada applicable therein, and we do not express any opinion herein concerning any other law. Based upon and subject to the foregoing, we are of the opinion that, assuming no change in relevant facts, the Plan Shares will be, (i) when the Registration Statement becomes effective under the Securities Act, and (ii) if the options or other awards are exercised, and the subscription price therefor is paid to the Company by the participants, in accordance with their terms and the terms of the Plans, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is limited to the matters stated herein and is addressed to you for the purposes of registering the Plan Shares under the Securities Act pursuant to the Registration Statement.

Very truly yours,

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